Exhibit 99.1

Netcapital Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

Engages Adeptus Partners as Independent Registered Public Accounting Firm

BOSTON, MA, October 14, 2026 — Netcapital Inc. (Nasdaq: NCPL) (the “Company”) today announced that it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on October 7, 2026, notifying the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2).

Nasdaq determined that the closing bid price of the Company’s common stock was $1.00 per share or greater for 10 consecutive business days, from September 23, 2026 through October 6, 2026. Accordingly, Nasdaq has resolved the bid price deficiency first identified in its February 4, 2026 notice and has closed the matter.

The Company also announced that the Audit Committee of its Board of Directors has engaged Adeptus Partners, LLC (“Adeptus”) as the Company’s independent registered public accounting firm. Adeptus will audit the Company’s consolidated financial statements for the fiscal years ended April 30, 2022 through April 30, 2026 and review the Company’s interim financial information for fiscal 2026, work that is required for the Company to complete any restatement of the prior-period financial statements that, as previously announced, should no longer be relied upon, and to file its delinquent periodic reports. Adeptus succeeds Fruci & Associates II, PLLC, which resigned effective August 12, 2026.

As previously announced, the Company remains out of compliance with Nasdaq Listing Rule 5250(c)(1) because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2026 or its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2026. The Company intends to submit a plan to regain compliance with that rule to Nasdaq by the October 23, 2026 deadline and to file the delinquent reports as soon as practicable. There can be no assurance that Nasdaq will accept the plan or that the Company will regain compliance.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc., is registered with the U.S. Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. The Company’s broker-dealer, Netcapital Securities Inc., is also registered with the SEC and is a member of FINRA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) and the timing of its periodic filings and the completion of the audits by Adeptus. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to maintain a closing bid price of at least $1.00 per share, its ability to complete the audits and reviews of its financial statements, the availability of financing, Nasdaq’s acceptance of the Company’s plan, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements, except as required by law.

Contact:

800-460-0815

ir@netcapital.com